Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

Third Quarter Highlights

•	Volume of 137.0 million pounds, an increase of 5.5% year-over-year;

•
Net income and diluted earnings per common share, which were both impacted by a loss on extinguishment of debt of $20.1 million, were $3.9 million and $0.18, respectively, a decrease of 43.5% and 43.8%, respectively;

•	Adjusted EBITDA of $34.6 million, an increase of 13.1% year-over-year;

•	Adjusted diluted earnings per common share of $0.81, an increase of 50.0% from $0.54 in the prior year period; and

•	The Company reaffirms 2016 full-year guidance.

Schaumburg, IL., November 3, 2016 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the third quarter ended September 30, 2016.

Third Quarter Operating Results
Volume for the third quarter of 2016 increased by 5.5% to 137.0 million pounds compared to 129.8 million pounds in the third quarter of 2015. Olin Brass's volumes increased as some orders from the second quarter shipped in the third quarter due to the production outage experienced during the second quarter. As it pertains to Chase, we also grew our volumes with key building and housing customers, but continue to face headwinds in the industrial machinery and equipment sector.

“As predicted last quarter, the second quarter production outage at Olin Brass pushed some volumes from the second quarter into the third quarter. We also had solid volumes at A.J. Oster, and continued to strengthen our relationships with key customers in our Chase business,” said John Wasz, GBC’s President and Chief Executive Officer.

“Similar to last quarter, we generated significant cash flows resulting from continued strong operational performance. While we are experiencing lower than anticipated fourth quarter volumes, we are encouraged by the momentum being generated by our various business improvements, including organic growth initiatives, and remain focused on driving profitable growth, generating strong cash flows, and strengthening our competitive position. Furthermore, we believe we are well-positioned to capitalize on attractive acquisition opportunities as they materialize,” Mr. Wasz concluded.

Net sales for the third quarter of 2016 decreased to $349.1 million from $367.7 million in the third quarter of 2015. The decline in net sales was primarily attributable to a decrease in our pass-through commodity costs. Adjusted sales, our non-GAAP financial measure that reflects the value added premium over metal replacement cost recovery, increased $8.3 million as compared to the prior year, primarily attributable to the aforementioned volume increase. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to GBC for the third quarter was $3.9 million in 2016 compared to $6.9 million in 2015. On a per share basis, net income was $0.18 in 2016 compared to $0.32 in 2015. In the current quarter, net income benefitted from increased gross profit and decreased interest expense, but was more than offset by the losses from the extinguishment of our debt, which was refinanced in July 2016.

Adjusted EBITDA, our non-GAAP measure of consolidated profitability, was $34.6 million for the third quarter of 2016, an increase of 13.1% compared to 2015. The increase was the result of increased volumes and decreased manufacturing conversion costs resulting from increased productivity and improved cost controls. A reconciliation of net income attributable to GBC to adjusted EBITDA is provided later in this press release.

Adjusted diluted earnings per common share, another non-GAAP profitability measure, was $0.81 for the third quarter of 2016 compared to $0.54 in the prior year. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.

Cash Flow and Leverage
During the third quarter of 2016, we generated $13.9 million of cash from operating activities largely due to earnings.

We ended the quarter with cash of $55.4 million, $320.0 million outstanding under our new term loan facility, and $200.0 million of available borrowings under our new asset-based revolving loan facility.

2016 Guidance
We are reaffirming our previously disclosed full year guidance; however, we believe our 2016 results will more likely lie at the lower end of the range based on the recent trend in our results, our anticipation of lower fourth quarter volumes, and other insights into the remainder of 2016.   Please note that this guidance excludes any potential insurance recoveries from the production outage that occurred earlier in the year.   Our full year guidance remains as follows:

•	Shipment volumes to range from 510 million pounds to 545 million pounds; and

•	Adjusted EBITDA to range from $115 million to $125 million.

Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Friday, November 4, 2016 to review the results. To listen to the live call, individuals can access the webcast approximately 10 minutes before the scheduled start time at the investor relations portion of the Company's website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #94168452. For those who cannot listen to the live webcast, replays will be available shortly after the call on the Company’s website.

About Global Brass and Copper
Global Brass and Copper Holdings, Inc., through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2016	2015	2016	2015

Net sales	$349.1	$367.7	$1,015.9	$1,182.8
Cost of sales	(296.9)	(325.1)	(872.9)	(1,046.0)
Gross profit	52.2	42.6	143.0	136.8
Selling, general and administrative expenses	(21.9)	(20.2)	(61.4)	(63.5)
Operating income	30.3	22.4	81.6	73.3
Interest expense	(5.2)	(9.9)	(21.5)	(29.8)
Loss on extinguishment of debt	(20.1)	(2.3)	(23.4)	(2.3)
Gain on the sale of investment in joint venture	—	—	—	6.3
Other (expense) income, net	(0.2)	0.1	0.2	0.2
Income before provision for income taxes and equity income	4.8	10.3	36.9	47.7
Provision for income taxes	(0.7)	(3.3)	(12.0)	(15.7)
Income before equity income	4.1	7.0	24.9	32.0
Equity income, net of tax	—	—	—	0.3
Net income	4.1	7.0	24.9	32.3
Net income attributable to noncontrolling interest	(0.2)	(0.1)	(0.4)	(0.2)
Net income attributable to Global Brass and Copper Holdings, Inc.	$3.9	$6.9	$24.5	$32.1

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.18	$0.32	$1.15	$1.51
Diluted	$0.18	$0.32	$1.14	$1.50
Weighted average common shares outstanding:
Basic	21.4	21.3	21.3	21.3
Diluted	21.6	21.4	21.5	21.4

Supplemental Non-GAAP Reconciliation
Net sales	$349.1	$367.7	$1,015.9	$1,182.8
Metal component of net sales	(206.3)	(233.2)	(600.9)	(772.9)
Adjusted sales	$142.8	$134.5	$415.0	$409.9

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.18	$0.32	$1.14	$1.50
Unrealized loss (gain) on derivative contracts	0.02	0.04	(0.10)	0.01
Loss on extinguishment of debt	0.93	0.11	1.09	0.11
Non-cash accretion of income of Dowa Joint Venture	—	—	—	(0.01)
Specified legal/professional expenses	0.02	0.03	0.05	0.11
Lower of cost or market adjustment to inventory	(0.10)	0.11	(0.10)	0.22
Share-based compensation expense	0.10	0.05	0.23	0.15
Restructuring and other business transformation charges	—	—	—	0.05
Tax impact on above adjustments (a)	(0.34)	(0.12)	(0.41)	(0.23)
Adjusted diluted earnings per common share	$0.81	$0.54	$1.90	$1.91

(a) Calculated based on our estimated tax rate.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
Net income attributable to Global Brass and Copper Holdings, Inc.	$3.9	$6.9	$24.5	$32.1
Interest expense	5.2	9.9	21.5	29.8
Provision for income taxes	0.7	3.3	12.0	15.7
Depreciation expense	3.7	3.4	11.0	10.0
Amortization expense	0.1	0.1	0.1	0.1
Unrealized loss (gain) on derivative contracts (a)	0.4	0.8	(2.2)	0.1
Loss on extinguishment of debt (b)	20.1	2.3	23.4	2.3
Non-cash accretion of income of Dowa Joint Venture (c)	—	—	—	(0.2)
Specified legal/professional expenses (d)	0.5	0.4	1.1	2.2
Lower of cost or market adjustment to inventory (e)	(2.2)	2.3	(2.1)	4.8
Share-based compensation expense (f)	2.2	1.2	4.9	3.1
Restructuring and other business transformation charges (g)	—	—	—	0.9
Adjusted EBITDA	$34.6	$30.6	$94.2	$100.9

(a)	Represents unrealized gains/losses on derivative contracts.

(b)	Represents the loss on extinguishment of debt recognized in connection with the open market purchases and refinancing of our former senior secured notes and asset-based revolving loan facility.

(c)
As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).

(d)	Represents selected professional fees for accounting, tax, legal and consulting services incurred as a public company that exceed our expected long-term requirements.

(e)	Represents the impact of lower of cost or market adjustments to domestic, non-copper metal inventory.

(f)	Represents compensation expense resulting from stock compensation awards to certain employees and our Board of Directors.

(g)	Restructuring and other business transformation charges in 2015 represent severance charges at Olin Brass.

Segment Results of Operations

(in millions)	Three Months Ended September 30,		Change 2016 vs. 2015
	2016	2015	Amount	Percent
Pounds shipped (a)
Olin Brass	72.6	66.8	5.8	8.7%
Chase Brass	54.5	53.5	1.0	1.9%
A.J. Oster	19.5	19.0	0.5	2.6%
Corporate and other (b)	(9.6)	(9.5)	(0.1)	(1.1)%
Total	137.0	129.8	7.2	5.5%

Net sales
Olin Brass	$169.7	$174.8	$(5.1)	(2.9)%
Chase Brass	124.3	129.9	(5.6)	(4.3)%
A.J. Oster	72.1	74.9	(2.8)	(3.7)%
Corporate and other (b)	(17.0)	(11.9)	(5.1)	(42.9)%
Total	$349.1	$367.7	$(18.6)	(5.1)%

Adjusted EBITDA
Olin Brass	$18.6	$15.0	$3.6	24.0%
Chase Brass	16.2	15.5	0.7	4.5%
A.J. Oster	4.7	4.6	0.1	2.2%
Total adjusted EBITDA of operating segments	$39.5	$35.1	$4.4	12.5%
Corporate and other	(4.9)	(4.5)	(0.4)	8.9%
Total consolidated adjusted EBITDA	$34.6	$30.6	$4.0	13.1%

	Nine Months Ended September 30,		Change 2016 vs. 2015
(in millions)	2016	2015	Amount	Percent
Pounds shipped (a)
Olin Brass	198.8	197.7	1.1	0.6%
Chase Brass	171.8	168.7	3.1	1.8%
A.J. Oster	57.7	56.3	1.4	2.5%
Corporate and other (b)	(28.2)	(31.6)	3.4	10.8%
Total	400.1	391.1	9.0	2.3%

Net sales
Olin Brass	$476.5	$567.3	$(90.8)	(16.0)%
Chase Brass	382.3	429.0	(46.7)	(10.9)%
A.J. Oster	212.5	229.9	(17.4)	(7.6)%
Corporate and other (b)	(55.4)	(43.4)	(12.0)	(27.6)%
Total	$1,015.9	$1,182.8	$(166.9)	(14.1)%

Adjusted EBITDA
Olin Brass	$39.7	$42.0	$(2.3)	(5.5)%
Chase Brass	53.4	54.0	(0.6)	(1.1)%
A.J. Oster	14.4	12.8	1.6	12.5%
Total adjusted EBITDA of operating segments	$107.5	$108.8	$(1.3)	(1.2)%
Corporate and other	(13.3)	(7.9)	(5.4)	68.4%
Total consolidated adjusted EBITDA	$94.2	$100.9	$(6.7)	(6.6)%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash	$55.4	$83.5
Accounts receivable (net of allowance of $0.5 and $1.2, respectively)	146.7	119.6
Inventories	166.6	176.3
Prepaid expenses and other current assets	16.6	17.4
Income tax receivable	6.3	2.4
Total current assets	391.6	399.2
Property, plant and equipment, net	122.8	111.1
Goodwill	4.4	4.4
Intangible assets, net	0.4	0.5
Deferred income taxes	36.5	38.0
Other noncurrent assets	4.2	4.0
Total assets	$559.9	$557.2
Liabilities and equity
Current liabilities:
Current portion of debt	$4.4	$1.1
Accounts payable	79.6	71.0
Accrued liabilities	35.2	53.9
Accrued interest	3.6	3.0
Income tax payable	0.4	0.2
Total current liabilities	123.2	129.2
Noncurrent portion of debt	312.4	342.0
Other noncurrent liabilities	37.2	25.3
Total liabilities	472.8	496.5
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders' equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 21,694,186 and, 21,553,883 shares issued, respectively	0.2	0.2
Additional paid-in capital	42.6	36.9
Retained earnings	44.4	22.3
Treasury stock - 79,149 and 46,729 shares, respectively	(1.5)	(0.7)
Accumulated other comprehensive loss	(3.0)	(2.3)
Total Global Brass and Copper Holdings, Inc. stockholders' equity	82.7	56.4
Noncontrolling interest	4.4	4.3
Total equity	87.1	60.7
Total liabilities and equity	$559.9	$557.2

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(In millions)	2016	2015
Cash flows from operating activities
Net income	$24.9	$32.3
Adjustments to reconcile net income to net cash provided by operating activities:
Lower of cost or market adjustment to inventory	(2.1)	4.8
Unrealized (gain) / loss on derivatives	(2.2)	0.1
Depreciation	11.0	10.0
Amortization of intangible assets	0.1	0.1
Amortization of debt issuance costs	1.7	2.1
Loss on extinguishment of debt	23.4	2.3
Share-based compensation expense	4.9	3.1
Excess tax benefit from share-based compensation	(0.6)	(0.1)
Provision for bad debts, net of reductions	(0.4)	0.4
Deferred income taxes	2.0	(5.8)
Loss on disposal of property, plant and equipment	0.1	0.4
Gain on sale of investment in joint venture	—	(6.3)
Equity earnings, net of distributions	—	0.1
Change in assets and liabilities:
Accounts receivable	(27.1)	(3.5)
Inventories	11.1	(13.9)
Prepaid expenses and other current assets	4.6	9.9
Accounts payable	7.9	11.9
Accrued liabilities	(8.8)	(4.6)
Accrued interest	0.6	8.3
Income taxes, net	(1.9)	8.4
Other, net	(0.1)	—
Net cash provided by operating activities	49.1	60.0
Cash flows from investing activities
Capital expenditures	(22.8)	(13.0)
Proceeds from sale of property, plant and equipment	—	0.1
Proceeds from sale of investment in joint venture	—	8.0
Net cash used in investing activities	(22.8)	(4.9)
Cash flows from financing activities
Borrowings on ABL Facility	1.0	0.9
Payments on ABL Facility	(1.0)	(0.9)
Payments of Senior Secured Notes	(345.3)	(21.1)
Premium payment on extinguishment of debt	(17.0)	(1.8)
Payments of debt issuance costs	(5.4)	—
Proceeds from term loan, net of discount	316.8	—
Principal payments under capital lease obligation	(0.8)	(0.7)
Dividends paid	(2.4)	(2.4)
Distribution to noncontrolling interest owner	(0.2)	(0.2)
Proceeds from exercise of stock options	0.2	0.1
Excess tax benefit from share-based compensation	0.6	0.1
Share repurchases	(0.8)	(0.3)
Net cash used in financing activities	(54.3)	(26.3)
Effect of foreign currency exchange rates	(0.1)	0.1
Net (decrease) increase in cash	(28.1)	28.9
Cash at beginning of period	83.5	44.6
Cash at end of period	$55.4	$73.5
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$4.3	$1.8

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted sales, adjusted EBITDA and adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and are not intended as alternatives to any other measure of performance in conformity with US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Adjusted EBITDA is defined as net income attributable to Global Brass and Copper Holdings, Inc., plus interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	adjustments due to lower of cost or market adjustments to inventory;

•	gains and losses due to the depletion of a LIFO layer of metal inventory;

•	share-based compensation expense;

•	loss on extinguishment of debt;

•	income accretion related to Dowa-Olin Metal Corporation (the “Dowa Joint Venture”);

•	restructuring and other business transformation charges;

•	specified legal and professional expenses; and

•	certain other items.
Net income attributable to Global Brass and Copper Holdings, Inc. is the most directly comparable US GAAP measure to adjusted EBITDA.
We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate the segment performance in a way that we believe reflects our core operating performance, and in turn, it is used to incentivize members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP.
We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income and net income.
Adjusted diluted earnings per common share
Adjusted diluted earnings per common share is defined as diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share adjusted to remove the per share impact of the add backs to EBITDA in calculating adjusted EBITDA. Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share is the most directly comparable US GAAP measure to adjusted diluted earnings per common share.
We believe adjusted diluted earnings per common share represents a meaningful presentation of the financial performance of our consolidated results because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted diluted earnings per share is the key metric used by our Chief Operating Decision Maker to evaluate the Company’s performance, and in turn, incentivize members of management and certain employees.
We believe that adjusted diluted earnings per common share supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
Adjusted sales
Adjusted sales is defined as net sales less the metal cost of products sold. Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the impact of our indebtedness; the effect of our ability to borrow money; our ability to implement our business strategies, including acquisition activities; our ability to continue implementing our balanced book approach to substantially reduce the impact of fluctuations in metal prices on our earnings and operating margins; shrinkage from processing operations and metal price fluctuations, particularly copper; the condition of various markets in which our customers operate, including the housing and commercial construction industries; our ability to maintain business relationships with our customers on favorable terms; the impact of a loss in customer volume or demand or a shift by customers of their manufacturing or sourcing offshore; our ability to compete effectively with existing and new competitors; the effects of industry consolidation or competition in our business lines; operational factors affecting the ongoing commercial operations of our facilities, including technology failures, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs or unanticipated changes in energy costs; supply, demand, prices and other market conditions for our products; our ability to accommodate increases in production to meet demand for our products; government regulations relating to our products and services, including proposed EPA regulations regarding the registration and marketing of bactericidal copper products; our ability to maintain effective internal control over financial reporting; our ability to realize the planned cost savings and efficiency gains as part of our various initiatives; workplace safety issues; our ability to retain key employees; adverse developments in our relationship with our employees or the future terms of our collective bargaining agreements; rising employee medical costs; our ability to maintain the confidentiality of our proprietary information, to protect the validity, enforceability or scope of our intellectual property rights and manage litigation regarding our intellectual property rights; fluctuations in interest rates; and restrictive covenants in our indebtedness that may adversely affect our operational flexibility.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.